Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Pulmonx Corporation
Redwood City, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-264825, 333-256140 and 333-249187) of Pulmonx Corporation of our report dated March 1, 2023, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

San Francisco, California

March 1, 2023